Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2019 Financial and Operating Results

First quarter 2019 results drive net income of $14.1 million, Adjusted EBITDA of $115.3 million, a

13% year-over-year increase, and Distributable Cash Flow of $68.3 million, a 28% year-over-year increase

Strong business fundamentals, execution and financial discipline generated coverage and leverage ratios of 1.6x and 4.1x, respectively

Crestwood’s inaugural sustainability report, prepared in accordance with the Global Reporting Initiative, is on-track for June 2019 issuance

HOUSTON, TEXAS, April 30, 2019 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended March 31, 2019.

First Quarter 2019 Highlights (1)

•	First quarter 2019 net income of $14.1 million, compared to net income of $34.1 million in first quarter 2018

•	First quarter 2019 Adjusted EBITDA of $115.3 million, an increase of 13% compared to $101.7 million in the first quarter 2018

•	First quarter 2019 distributable cash flow to common unitholders of $68.3 million; First quarter 2019 coverage ratio was 1.6x

•

Ended March 31, 2019, with approximately $1.8 billion in total debt and a 4.1x leverage ratio; Crestwood has substantial liquidity available under its $1.25 billion revolver with $593 million drawn as of March 31, 2019

•	Announced first quarter 2019 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, payable on May 15, 2019, to unitholders of record as of May 8, 2019

Recent Events

•

On April 9, 2019, Crestwood Niobrara LLC (“Crestwood Niobrara”) acquired a 50% interest in Jackalope Gas Gathering Services, L.L.C. (“Jackalope”) from The Williams Companies, Inc. (NYSE: WMB) (“Williams”) for approximately $485 million; Jackalope assets are expected to generate cash flow of $100 million in 2019 growing to $150 million in 2021

•

Crestwood funded the Jackalope acquisition through a combination of the issuance of an additional $235 million of preferred equity to Crestwood Niobrara’s existing preferred equity investors and borrowings under its revolving credit facility

•

On April 11, 2019, Crestwood issued $600 million of senior notes at 5.625% due 2027; Proceeds were used to repay borrowings under revolving credit facility; Pro forma for the issuance, the balance on the revolving credit facility was approximately $250 million as of March 31, 2019

•

Following the Jackalope acquisition, Crestwood updated its full-year 2019 Adjusted EBITDA range to $500 million to $530 million, which excludes $20 million of PRB cash received in excess of recognized revenues in Q2-Q4 2019

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

Management Commentary

“During the first quarter, Crestwood’s operational execution and the strong fundamentals across our growth assets drove a 13% increase in Adjusted EBITDA, and a 28% increase in DCF per unit and Distributable Cash Flow compared to the same period in 2018,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “These consistent results achieved our target financial metrics, with first quarter 2019 coverage and leverage ratios of 1.6x and 4.1x, respectively, while we made significant progress on our capital expansion programs in the Bakken and Powder River Basin.”

Mr. Phillips, continued, “Additionally, we completed an important strategic step to expand our growth portfolio, with the recent purchase of Williams’ interest in the Jackalope joint venture, which allows us to consolidate ownership and assume operatorship of premium gathering and processing (G&P) assets in the fast growing Powder River Basin. The transaction, partially funded by our existing Niobrara preferred equity partners, also positioned us to execute a successful long-term debt issuance that enhances our financial flexibility, lowers our long-term cost of capital and positions Crestwood to continue its important Bakken and expanded Powder River Basin capital programs without the need to access public equity markets.”

Mr. Phillips, concluded, “With increased confidence in underlying customer activity in the Bakken and Powder River Basin, we have meaningfully increased our 2019 earnings guidance and expect to generate a 20% annual DCF per unit growth rate through 2020. Looking forward, Crestwood’s strategy of growth through financial discipline will continue to focus on its core areas and businesses, investments that deliver returns above our long-term cost of capital and transactions that are accretive to DCF per unit while maintaining balance sheet strength and flexibility.”

First Quarter 2019 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $77.0 million in the first quarter 2019 compared to $82.0 million in the first quarter 2018. First quarter 2019 segment results were impacted by $4.0 million of non-cash losses on the sale and retirement of property, plant and equipment in the Granite Wash and Delaware Basin. During the first quarter 2019, segment EBITDA benefitted from a 34% increase in Bakken processing volumes, a 44% increase in Bakken produced water volumes and a 36% increase in Delaware Basin gas gathering volumes, offset by natural field declines on the SW Marcellus, Barnett and Fayetteville gathering systems. Crestwood expects Bakken and Powder River Basin gathering system expansions, continuing producer well connects, and the Bear Den II processing plant, to be completed in the third quarter, to drive segment EBITDA growth in the second half of 2019.

Storage and Transportation segment EBITDA totaled $17.5 million in the first quarter 2019 compared to $12.0 million in the first quarter 2018. First quarter 2019 natural gas storage and transportation volumes averaged 1.9 Bcf/d, compared to 2.2 Bcf/d in the first quarter 2018. Effective July 1, 2018, Crestwood began receiving a 40% cash distribution from the Stagecoach joint venture. The final step up to 50% will occur on July 1, 2019 and will result in an estimated $10 million in incremental EBITDA, or an annual increase of 20% over 2018. At the COLT Hub, crude by rail loading volumes increased 63% from the first quarter 2018 driven by wider WTI to Brent spreads, increased Bakken crude production and favorable economics for Bakken crude with refinery customers in the East and West Coast markets.

Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $22.5 million in the first quarter 2019, compared to $13.2 million in the first quarter 2018. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. First quarter 2018 results included

NEWS RELEASE

$3.3 million of EBITDA from Crestwood’s West Coast business, which was sold in late 2018. During the first quarter 2019, Crestwood’s northeast NGL team benefitted from the seasonal spreads captured from low-cost storage inventories built throughout 2018 combined with seasonal winter weather creating increased propane demand in the northeast markets. Additionally, Crestwood’s Bakken focused crude marketing team continued to utilize excess COLT storage capacity and its MS&L transportation assets to capture low-risk margin opportunities created by increased North Dakota crude production, COLT connectivity and wider regional basis differentials.

Combined O&M and G&A expenses, net of non-cash unit based compensation, in the first quarter 2019 were $48.5 million compared to $51.2 million in the first quarter 2018. Crestwood reduced combined O&M and G&A expenses by approximately $2.7 million, or 5.3%, primarily driven by Crestwood’s efforts to streamline its MS&L segment operations (including the sale of Crestwood’s West Coast business) and lower personnel expenses.

First Quarter 2019 Business Update

Bakken Update

During the first quarter 2019, the Arrow system averaged crude oil volumes of 93 MBbls/d, 16% above first quarter 2018, natural gas volumes of 75 MMcf/d, 18% above first quarter 2018, and water volumes of 56 MBbls/d, or 44% above first quarter 2018. During the first quarter 2019, Arrow completed 19 new well connections and producers remain on-track to deliver approximately 100 new well connections by the end of 2019. First quarter crude oil, natural gas, and water gathering volumes exceeded Crestwood’s internal budget due to higher than forecasted initial production rates. The remaining 2019 well connections are expected to be driven primarily by WPX Energy and XTO Energy, which typically utilize Arrow’s DAPL interconnect to deliver barrels to the LLS market.

In the first quarter 2019, Crestwood invested approximately $57 million of growth capital on the Bear Den II processing plant expansion, incremental Arrow debottlenecking projects and expansion of the Arrow water system for the previously announced Enerplus contract. The Bear Den II expansion will increase Crestwood’s total Bakken processing capacity to 150 MMcf/d and provide Arrow producers with better flow assurance, higher net-backs and access to premium priced downstream NGL markets through the ONEOK Elk Creek pipeline expansion. Once Bear Den II is completed, Crestwood will process 100% of the natural gas gathered on the Arrow system, which will provide a meaningful step-up in Arrow cash flow for the fourth quarter of 2019 and full year 2020.

Powder River Basin Update

On April 9, 2019, Crestwood Niobrara acquired Williams’ 50% interest in the Jackalope joint venture in the Powder River Basin for approximately $485 million. As a result of the transaction, Crestwood Niobrara now owns 100% of Jackalope and has taken over full operations of the assets. Crestwood funded the acquisition through the issuance of an additional $235 million of preferred equity to Crestwood Niobrara’s existing preferred equity investors, led by Global Infrastructure Partners, and borrowings under its revolving credit facility. Crestwood expects the transaction to be leverage neutral to the Crestwood balance sheet and immediately accretive to distributable cash flow per unit in 2019, with growing accretion thereafter based upon Chesapeake Energy’s (NYSE: CHK) (“Chesapeake”) current development activity.

The Jackalope assets are located in Converse County, Wyoming, and provide gathering, compression and processing services and include the Jackalope Gas Gathering System and the Bucking Horse Processing Plant. The system is supported by a 358,000 acreage dedication from Chesapeake and a 30,000 acreage dedication from Panther Energy. The Bucking Horse and Jackalope assets are currently undergoing extensive expansion projects to increase gathering and processing capacity to 345 MMcf/d. These expansion projects, including the Bucking Horse II plant, gathering system line looping and additional compression, are expected to be substantially complete in the first quarter 2020.

NEWS RELEASE

Currently, the Jackalope system is averaging gathering volumes of approximately 150 MMcf/d, an increase of 20%, compared to 125.5 MMcf/d in the fourth quarter 2018. Crestwood expects continued volume growth on the system as Chesapeake recently added a sixth rig in the basin primarily targeting the highly prolific Turner formation. Recent industry research forecasts the Powder River Basin to be developed into a mature basin over the next five years as the Turner formation has been identified as a Tier 1 formation across all plays in the lower 48. In 2019, Chesapeake previously announced it expects to invest approximately $400 million on drilling and completion costs to bring an estimated 65 wells online. Based on current rig activity and growing initial production volumes, Chesapeake expects to double system volumes in 2019.

Powder River Basin Minimum Revenue Guarantee and Revenue Recognition

The Jackalope assets are supported by a 20-year fixed fee gathering and processing agreement with Chesapeake that includes a minimum revenue guarantee provision that allows for a higher fixed fee until a certain cash flow threshold is obtained. Once the minimum revenue guarantee threshold is achieved, the fixed rate will adjust to a lower fee. Based on Chesapeake’s current development activity and long-term outlook, Crestwood forecasts this to occur in the second half of 2021.

Under FASB’s ASC 606 revenue recognition guidance, Crestwood utilizes an average blended flat rate over the life of the contract to recognize revenue in its GAAP financial statements. As a result, in 2019, the actual cash Crestwood receives from Jackalope will be substantially higher than what it will recognize in consolidated revenues and Adjusted EBITDA. For 2019, that variance between actual cash flows and recognized revenues is expected to be approximately $20 million. While Crestwood will not adjust for this difference in its reported Adjusted EBITDA, Crestwood will adjust its calculation of distributable cash flow available to common unitholders for this difference going forward as it provides a more accurate depiction of Crestwood’s available cash. In addition, beginning with second quarter 2019 results, when reporting its financial leverage ratio, Crestwood will make the same adjustment for actual cash flow from Jackalope, instead of reported Adjusted EBITDA, in accordance with the covenants under its credit agreement.

NEWS RELEASE

Updated 2019 Financial Guidance

Following the acquisition of the Powder River Basin joint venture announced on April 10, 2019, Crestwood provided the revised 2019 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $125 million to $155 million

•	Adjusted EBITDA of $500 million to $530 million, excluding $20 million of PRB cash received in excess of recognized revenues in Q2-Q4 2019

•	Contribution by operating segment is set forth below:

$US millions	FY 2019 Range
Operating Segment	Low	High
Gathering & Processing	$425	$445
Storage & Transportation	85	90
Marketing, Supply & Logistics	55	60
Less: Corporate G&A	(65)	(65)

Adjusted EBITDA*	$500	$530

Plus: PRB cash received in excess of recognized revenues	20	20
Less: Maintenance Capital	(20)	(25)
Less: Interest Expense	(130)	(135)
Less: Other	(5)	(5)

Distributable Cash Flow	$365	$395

Less: Distributions to Niobrara Preferred	(30)	(30)
Less: Distributions to Series A Preferred	(60)	(60)

Distributable Cash Flow Available to Common Unitholders	$275	$305

*

Note: Excludes approximately $20 million of Powder River Basin deferred revenue. PRB deferred revenue is calculated as the difference between the actual cash generated by the PRB assets’ minimum revenue commitment and revenue recognized under ASC 606.

•	Full-year 2019 coverage ratio increases to 1.5x to 1.7x

•	Full-year 2019 leverage ratio unchanged between 4.0x and 4.5x

•

Growth project capital spending and joint venture contributions in the range of $425 million to $475 million; Growth capital increases driven by Williams’ full-year 2019 portion of the Bucking Horse and Jackalope expansion capital

Capitalization and Liquidity Update

Crestwood invested approximately $98 million in consolidated growth capital projects and joint venture contributions during the first quarter 2019. As of March 31, 2019, Crestwood had approximately $1.8 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $593 million outstanding under its $1.25 billion revolving credit facility. Crestwood’s leverage ratio was 4.1x as of March 31, 2019. Based on the current outlook for 2019, Crestwood expects to continue to utilize excess retained DCF, significant availability under its revolving credit facility, and evaluate non-core asset divestitures to fund its capital program. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly.

NEWS RELEASE

On April 11, 2019, Crestwood issued $600 million of fixed-rate senior notes at 5.625% due 2027. Proceeds from the offering were used to repay outstanding borrowings under the revolving credit facility, including $250 million utilized to fund the Jackalope acquisition. Pro forma for the issuance, Crestwood’s debt outstanding is comprised of $1.8 billion in fixed-rate senior notes and approximately $250 million outstanding under the revolving credit facility as of March 31, 2019. Crestwood is committed to maintaining a leverage ratio between 4.0x to 4.5x in 2019 and expects to achieve a leverage ratio between 3.5x and 4.0x by the first half of 2020.

Sustainability Program Update

Crestwood continues to make strides in the implementation of an MLP industry leading sustainability program. Following the most recent Board of Directors Sustainability committee meeting, a three-year sustainability strategy was approved that will help guide Crestwood’s long-term sustainability program development. During the first quarter 2019, Crestwood completed a Materiality Assessment that identified key content to address in its 2018 report and the company remains on track to publish its inaugural sustainability report, prepared in accordance with the Global Reporting Initiative, in June 2019. Following the issuance of its inaugural sustainability report, Crestwood’s three-year strategy will be to enhance reporting metrics and further integrate sustainability into the business. For up to date information on Crestwood’s on-going commitment to sustainability please visit www.crestwoodlp.com/sustainability.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	The 2019 MLP & Energy Infrastructure Conference (MEIC) on May 14-16, 2019 in Las Vegas, NV

•	SunTrust Robinson Humphrey 2nd Annual Midstream Summit on June 12, 2019 in New York, NY

•	JPMorgan 2019 Energy Equity Investor Conference on June 18-19, 2019 in New York, NY

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

NEWS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Gathering and processing	$182.3	$340.3
Storage and transportation	7.8	4.2
Marketing, supply and logistics	643.9	770.2
Related party	1.2	0.3

Total revenues	835.2	1,115.0
Cost of products/services sold	695.6	965.8

Operating expenses and other:
Operations and maintenance	28.6	34.5
General and administrative	37.2	23.9
Depreciation, amortization and accretion	39.8	45.1
(Gain) loss on long-lived assets, net	2.0	(0.3)

	107.6	103.2

Operating income	32.0	46.0
Earnings from unconsolidated affiliates, net	6.9	12.4
Interest and debt expense, net	(24.9)	(24.4)
Other income, net	0.1	0.1

Net income	14.1	34.1
Net income attributable to non-controlling partners	4.0	4.0

Net income attributable to Crestwood Equity Partners LP	10.1	30.1
Net income attributable to preferred units	15.0	15.0

Net income (loss) attributable to partners	$(4.9)	$15.1

Subordinated unitholders’ interest in net income	$—	$0.1

Common unitholders’ interest in net income (loss)	$(4.9)	$15.0

Net income (loss) per limited partner unit:
Basic	$(0.07)	$0.21

Diluted	$(0.07)	$0.21

Weighted-average limited partners’ units outstanding (in thousands):
Basic	71,833	71,165
Dilutive units	—	789

Diluted	71,833	71,954

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2019	December 31, 2018
	(unaudited)
Cash	$0.5	$0.9

Outstanding debt:
Revolving Credit Facility	$593.0	$578.2
Senior Notes	1,200.0	1,200.0
Other	1.2	1.5

Subtotal	1,794.2	1,779.7
Less: deferred financing costs, net	25.2	26.4

Total debt	$1,769.0	$1,753.3

Partners’ capital
Total partners’ capital	$1,996.5	$2,033.8
Common units outstanding	72.3	71.7

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2019	2018
EBITDA
Net income	$14.1	$34.1
Interest and debt expense, net	24.9	24.4
Depreciation, amortization and accretion	39.8	45.1

EBITDA (a)	$78.8	$103.6
Significant items impacting EBITDA:
Unit-based compensation charges	17.3	7.2
(Gain) loss on long-lived assets, net	2.0	(0.3)
Earnings from unconsolidated affiliates, net	(6.9)	(12.4)
Adjusted EBITDA from unconsolidated affiliates, net	19.6	22.1
Change in fair value of commodity inventory-related derivative contracts	1.1	(20.2)
Significant transaction and environmental related costs and other items	3.4	1.7

Adjusted EBITDA (a)	$115.3	$101.7

Distributable Cash Flow
Adjusted EBITDA (a)	$115.3	$101.7
Cash interest expense (b)	(26.2)	(23.1)
Maintenance capital expenditures (c)	(1.4)	(6.0)
Adjusted EBITDA from unconsolidated affiliates, net	(19.6)	(22.1)
Distributable cash flow from unconsolidated affiliates	18.5	21.2

Distributable cash flow attributable to CEQP	86.6	71.7
Distributions to preferred	(15.0)	(15.0)
Distributions to Niobrara preferred	(3.3)	(3.3)

Distributable cash flow attributable to CEQP common (d)	$68.3	$53.4

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2019	2018
EBITDA
Net cash provided by operating activities	$130.9	$148.7
Net changes in operating assets and liabilities	(52.8)	(61.5)
Amortization of debt-related deferred costs	(1.4)	(1.8)
Interest and debt expense, net	24.9	24.4
Unit-based compensation charges	(17.3)	(7.2)
Gain (loss) on long-lived assets, net	(2.0)	0.3
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(3.3)	0.6
Deferred income taxes	(0.2)	0.2
Other non-cash income	—	(0.1)

EBITDA (a)	$78.8	$103.6
Unit-based compensation charges	17.3	7.2
(Gain) loss on long-lived assets, net	2.0	(0.3)
Earnings from unconsolidated affiliates, net	(6.9)	(12.4)
Adjusted EBITDA from unconsolidated affiliates, net	19.6	22.1
Change in fair value of commodity inventory-related derivative contracts	1.1	(20.2)
Significant transaction and environmental related costs and other items	3.4	1.7

Adjusted EBITDA (a)	$115.3	$101.7

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Gathering and Processing
Revenues	$235.1	$381.6
Costs of product/services sold	138.0	287.7
Operations and maintenance expenses	18.1	17.7
Gain (loss) on long-lived assets	(1.8)	0.1
Earnings (loss) from unconsolidated affiliates, net	(0.2)	5.7

EBITDA	$77.0	$82.0

Storage and Transportation
Revenues	$11.4	$6.2
Costs of product/services sold	—	0.1
Operations and maintenance expenses	1.0	0.8
Earnings from unconsolidated affiliates, net	7.1	6.7

EBITDA	$17.5	$12.0

Marketing, Supply and Logistics
Revenues	$588.7	$727.2
Costs of product/services sold	557.6	678.0
Operations and maintenance expenses	9.5	16.0
Gain (loss) on long-lived assets, net	(0.2)	0.2

EBITDA	$21.4	$33.4

Total Segment EBITDA	$115.9	$127.4
Corporate	(37.1)	(23.8)

EBITDA	$78.8	$103.6

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2019	2018
Gathering and Processing (MMcf/d)
Bakken - Arrow	74.9	63.3
Marcellus	316.8	432.3
Barnett	262.3	288.4
Delaware (a)	176.4	129.5
PRB Niobrara - Jackalope Gas Gathering (a)	131.7	75.1
Other	40.1	49.3

Total gas gathering volumes	1,002.2	1,037.9
Processing volumes	309.8	273.9
Compression volumes	371.2	469.2
Arrow Midstream
Bakken Crude Oil (MBbls/d)	92.8	80.2
Bakken Water (MBbls/d)	55.9	38.8

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	33.7	31.5
% of operational capacity contracted	97%	82%
Firm storage services (MMcf/d) (a)	250.8	356.1
Interruptible storage services (MMcf/d) (a)	8.5	0.8
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,566.1	1,492.1
% of operational capacity contracted	86%	82%
Firm services (MMcf/d) (a)	1,236.0	1,368.0
Interruptible services (MMcf/d) (a)	15.4	41.4
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	29.9	28.5
% of operational capacity contracted	78%	74%
Firm storage services (MMcf/d) (a)	334.6	354.8
Interruptible services (MMcf/d) (a)	65.1	102.9
COLT Hub
Rail loading (MBbls/d)	58.8	36.0
Outbound pipeline (MBbls/d) (b)	17.2	12.1

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	116.8	169.0
NGL volumes trucked (MBbls/d)	44.4	50.0
Crude Operations
Crude barrels trucked (MBbls/d)	8.8	7.5

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Revised Full Year 2019 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2019 Range Low - High (f)
Net income	$125 - $155
Interest and debt expense, net	125 - 130
Depreciation, amortization and accretion	175 - 180
Unit-based compensation charges	25 - 30
Earnings from unconsolidated affiliates	(50) - (55)
Adjusted EBITDA from unconsolidated affiliates	90 - 95

Adjusted EBITDA	$500 -$530

Cash interest expense (a)	(130) - (135)
Maintenance capital expenditures (b)	(20) - (25)
PRB cash received in excess of recognized revenues (c)	20
Adjusted EBITDA from unconsolidated affiliates	(90) - (95)
Distributable cash flow from unconsolidated affiliates	85 - 90
Cash distributions to preferred unitholders (d)	(90)

Distributable cash flow attributable to CEQP common unitholders (e)	$275 - $305

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Cash received from our customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(d)	Includes cash distributions to preferred unit holders and Crestwood Niobrara preferred unitholders.
(e)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(f)	Excludes the initial impact of the Jackalope acquisition and the issuance of the 2027 senior notes.